Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share

                                                    Three Months Ended
                                               ----------------------------
                                                  June 28,         June 29,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                $10,633,000      $ 6,687,000

     Add: Convertible obligation interest,
          net of tax                               710,000                -
                                               -----------      -----------
     Income applicable to common stock
       assuming full dilution (a)              $11,343,000      $ 6,687,000
                                               -----------      -----------
   Shares:
     Weighted average shares outstanding        50,219,138       48,410,440

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                            5,833,333                -

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            189,668                -
                                               -----------      -----------
     Weighted average shares outstanding,
       as adjusted (b)                          56,242,139       48,410,440
                                               -----------      -----------
   Fully Diluted Earnings per Share (a)/(b)    $       .20      $       .14
                                               ===========      ===========
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                                                                   Exhibit 11
                             THERMOQUEST CORPORATION

                        Computation of Earnings per Share


                                                     Six Months Ended
                                               ----------------------------
                                                  June 28,         June 29,
                                                      1997             1996
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                $19,516,000      $12,529,000

     Add: Convertible obligation interest,
          net of tax                             1,420,000                -
                                               -----------      -----------
     Income applicable to common stock
       assuming full dilution (a)              $20,936,000      $12,529,000
                                               -----------      -----------

   Shares:
     Weighted average shares outstanding        49,402,588       46,903,022

     Add: Shares issuable from assumed
          conversion of convertible
          obligations                            5,833,333                -

          Shares issuable from assumed
          exercise of options (as determined
          by the application of the treasury
          stock method)                            189,668                -
                                               -----------      -----------
     Weighted average shares outstanding,
       as adjusted (b)                          55,425,589       46,903,022
                                               -----------      -----------
   Fully Diluted Earnings per Share (a)/(b)    $       .38      $       .27
                                               ===========      ===========